Exhibit 99.01

Xcel Energy Announces Pricing of Upsized Offering of

$2,200,000,000 of 2.625% Convertible Senior Notes due 2027

MINNEAPOLIS—(BUSINESS WIRE)—Xcel Energy Inc. (NASDAQ: XEL) (“Xcel Energy”) announced the pricing of its offering of $2,200,000,000 aggregate principal amount of its 2.625% convertible senior notes due 2027 (the “convertible notes”) in a private placement under the Securities Act of 1933, as amended (the “Securities Act”). The size of the offering was increased from the previously announced $2,000,000,000 aggregate principal amount of convertible notes. Xcel Energy also granted the initial purchasers of the convertible notes an option to purchase, within a 13-day period beginning on, and including, the date on which the convertible notes are first issued, up to an additional $300,000,000 aggregate principal amount of the convertible notes. The sale of the convertible notes is expected to close on November 5, 2026, subject to customary closing conditions.

Xcel Energy expects that the net proceeds from the convertible notes will be approximately $2,178,500,000 (or $2,476,250,000 if the initial purchasers exercise their option to purchase additional convertible notes in full), after deducting the initial purchasers’ discounts and commissions and offering expenses payable by Xcel Energy. Xcel Energy intends to use the net proceeds from the offering of the convertible notes to repay short-term borrowings, including a portion of its outstanding commercial paper borrowings and a portion of borrowings under its 364-day delayed draw term loan agreement, and for other general corporate purposes.

The convertible notes will be senior unsecured obligations of Xcel Energy. The convertible notes will bear interest at a rate of 2.625% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2027. The convertible notes will mature on December 15, 2027, unless earlier converted or repurchased in accordance with their terms. Prior to September 15, 2027, the convertible notes will be convertible at the option of the holders only upon the satisfaction of certain conditions and during certain periods. From and including September 15, 2027, holders will have the right to convert their convertible notes at any time until the close of business on the second scheduled trading day immediately before the maturity date. Upon conversion, Xcel Energy will pay cash up to the aggregate principal amount of the convertible notes to be converted and pay or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at Xcel Energy’s election, in respect of the remainder, if any, of Xcel Energy’s conversion obligation in excess of the principal amount of the convertible notes being converted.

The conversion rate will initially be 11.4596 shares of common stock per $1,000 principal amount of the convertible notes (equivalent to an initial conversion price of approximately $87.26 per share of common stock), representing an initial conversion premium of approximately 10.0% above the last reported sale price of Xcel Energy’s common stock on the Nasdaq Global Select Market on November 2, 2026. The conversion rate and the corresponding conversion price will be subject to adjustment in certain circumstances but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date of the convertible notes, Xcel Energy will, in certain circumstances, increase the conversion rate for any holder who elects to convert its convertible notes in connection with such a corporate event.

If Xcel Energy undergoes a fundamental change (other than an exempted fundamental change, each as defined in the indenture that will govern the convertible notes), subject to certain conditions, holders of the convertible notes may require Xcel Energy to repurchase for cash all or any portion of their convertible notes at a repurchase price equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (as defined in the indenture that will govern the convertible notes).

Xcel Energy may not redeem the convertible notes prior to their maturity date, and no sinking fund is provided for the convertible notes.

The offering is being made to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. Any offers of the convertible notes will be made only by means of a private offering memorandum. None of the convertible notes or any shares of the common stock issuable upon conversion of the convertible notes have been or are expected to be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Xcel Energy

Xcel Energy (NASDAQ: XEL) is a leading energy provider, dedicated to serving millions of customers with excellence. We make energy work better for customers, helping them thrive every day. That means always raising the bar — delivering better service and providing more reliable, resilient and sustainable energy.

We are committed to leading the clean energy transition, meeting our customers’ need for more, cleaner power, while keeping bills as low as possible. Because the people we serve depend on us to power their lives.

Headquartered in Minneapolis, we work every day to generate and distribute electricity and gas to customers across eight states: Minnesota, Colorado, Wisconsin, Michigan, North Dakota, South Dakota, New Mexico and Texas.

This press release contains forward-looking statements regarding, among other things, the anticipated closing of the offering and the contemplated use of proceeds therefrom. Xcel Energy cannot be sure that it will complete the offering or, if it does, on what terms it will complete the offering. Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties, including those discussed under the caption “Item 1A. Risk Factors” in Xcel Energy’s Annual Report on Form 10-K for the year ended December 31, 2025 and in Xcel Energy’s other filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of release, and Xcel Energy is under no obligation to, and expressly disclaims any such obligation, to update or alter its forward-looking statements, whether as the result of new information, future events or otherwise, except as may be required by law.